Exhibit 3.2

ARTICLES OF ASSOCIATION

of:

Prosensa Holding B.V.

with corporate seat in Leiden, the Netherlands

dated 18 December 2012

CHAPTER I

Definitions.

Article 1.

In these articles of association, the following terms shall mean:

a.	general meeting: the general meeting of shareholders;

b.	depositary receipts: registered depositary receipts for shares in the capital of the Company. Unless the context proves otherwise, such receipts include depository receipts issued both with and without the Company’s cooperation;

c.	depository receipt holders: holders of depositary receipts issued with the Company’s co-operation. Unless otherwise shown, such holders include persons who as a result of any right of usufruct or right of pledge created on any share, have the rights conferred by law upon the holders of depositary receipts issued with the Company’s co-operation;

d.	annual accounts: the balance sheet and profit- and loss account plus explanatory notes;

e.	subsidiary:

• a legal entity in respect whereof the Company or any of its subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting;

• a legal entity of which the Company or any of its subsidiaries are members or shareholders, and in respect of which the Company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

f.	auditor: a registered accountant or any such other accountant as referred to in article 2:393 of the Netherlands Civil Code; or any organization in which such accountants co-operate;

g.	A Meeting: the meeting of holders of A shares;

h.	B Meeting: the meeting of holders of B1 shares, B2 shares and B3 shares;

i.	AB Meeting: the joint meeting of holders of A shares, B1 shares, B2 shares and B3 shares; and

j.	shareholders agreement: the agreement that the Company and the shareholders of the Company entered into, dated the eighth day of December two thousand and eight, as might be amended or supplemented from time to time.

CHAPTER II

Name. Corporate seat. Objects.

Article 2. Name and corporate seat.

2.1.	The name of the Company is Prosensa Holding B.V.

2.2.	The Company has its corporate seat in Leiden, The Netherlands.

Objects.

Article 3.

The objects of the Company are:

a.	to develop products with a basis of medical biotechnology in the broadest sense, including in connection with organical chemistry and mucosal immunology;

b.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

c.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

d.	to acquire, dispose of manage and exploit real and personal property, including patents, marks, licenses, permits and other intellectual property rights;

e.	to borrow and/or lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing, whether or not in collaboration with third parties, and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

CHAPTER III

Capital and shares. Register of shareholders.

Article 4. Share capital. Classes of shares. Conversion of shares.

4.1.	The Company’s share capital is divided into:

• one or more B shares subdivided in one or more Class B1 Shares, one or more Class B2 Shares and one or more Class B3 Shares, each with a nominal value of one euro cent (EUR 0.01);

• one or more A shares, each with a nominal value of one euro cent (EUR 0.01);

• one or more O shares, each with a nominal value of one euro cent (EUR 0.01); and

• one or more Common shares, each with a nominal value of one euro cent (EUR 0.01).

4.2.	All shares shall be registered. The shares shall be, depending on the class, numbered consecutively from B1-1, B2-1 and B3-1 onwards and from A-1, O-1, and 1 onwards. Share certificates shall not be issued.

4.3.	References in these articles of association to “shares” and “shareholders” shall include all classes of shares and the holders of those shares (for the avoidance of doubt reference to Class B shares being to both the Class B1 shares and the Class B2 shares or their holders, as the case may be), except where the context requires otherwise.

4.4.	The Company maintains for each class of shares separate share premium reserves, namely:

• a share premium reserve Common, for as far as there is share premium paid on Common shares;

• a share premium reserve A, for as far as there is share premium paid on A shares,

	•	a share premium reserve B1, for as far as there is share premium paid on the Class B1 shares;

	•	a share premium reserve B2, for as far as there is a share premium paid on each of the Class B2 shares;

	•	a share premium reserve B3, for as far as there is a share premium paid on each of the Class B3 shares; and

	•	a share premium reserve O, for as far as there is share premium paid on O shares.

The general meeting is authorized to resolve to fully or partially liquidate and make distributions from a share premium reserve to the holders of the relevant class of shares provided that this is proposed by the meeting of shareholders of that class. Distributions to the holders of the relevant class of shares shall occur pro rata to the total nominal value of the shares of the class held by them.

4.5.	The A shares, B shares and O shares can be converted into an equal number of Common shares. A conversion shall occur:

	(a)	with respect to the A shares, B shares or O shares which a holder has indicated in a registered notice which has been sent to the Company (the “Conversion notice”), which conversion will be effective on the date that the Conversion notice is received by the Company;

	(b)	with respect to certain Class B2 shares, if on the tenth day of May two thousand and twelve (i) Class B3 shares have been issued, and (ii) a holder of Class B2 shares does not hold Class B3 shares, each Class B2 share held by the shareholder that does not hold Class B3 shares, shall be converted into a Common share as of the date on which the Company has sent notice of this conversion to the relevant shareholder, it being understood that the balance of the share premium reserve B2 that can attributed to Class B2 shares that are converted into Common shares is upon such conversion transferred to the share premium reserve Common. The conversion pursuant to this paragraph (b) shall not occur if all holders of Class B3 shares have waived the conversion pursuant to this paragraph;

	(c)	with respect to all issued A shares, all issued B shares and all issued O shares, upon a resolution of the AB Meeting. If such conversion occurs in connection with an intended Liquidation Event, as defined in the shareholders agreement, of which the proceeds amount to less than fifty-four million six hundred thousand euro (EUR 54,600,000), the prior approval of the B Meeting shall be required; or

	(d)	by operation of law if the general meeting of shareholders, with the prior approval of the AB Meeting, has resolved to admit its shares to trade on a stock market in a manner as set forth in the shareholders agreement.

The board of managing directors will register each conversion in the Company’s shareholders register.

Within eight days of being informed or aware of the conversion, the board of managing directors shall submit to the Trade Register the changes in the issued capital as a result of the conversion.

If an A share, B share or O share was converted into a Common share, such share shall as of the date of the conversion be entitled to profits and distributions as any Common share.

The above-mentioned is without prejudice to the rights of a shareholder on the ground of an adjustment of the conversion rate pursuant to the shareholders agreement; if on ground thereof a shareholder is entitled to a larger number of shares than which shall he converted, than the additional shares shall be issued out of the distributable reserves of the Company, but if a shareholder is entitled to a smaller number of shares, than the conversion shall become effective when the shareholder concerned transfers the relevant number of shares to the Company without consideration.

Register of shareholders.

Article 5.

5.1.	The board of managing directors shall keep a register in which the names and addresses of all shareholders shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the Company, as well as the amount paid up on each share and the class of shares. The register shall also contain the names and addresses of all holders of a right of usufruct or right of pledge on shares, specifying the date on which they acquired such right, the date of acknowledgment by or service upon the Company and what rights attached to the shares have been granted to them under articles 11 and 12.

5.2.	Each shareholder, each usufructuary, each pledgee and each depositary receipt holder shall be obliged to notify the Company of his address in writing.

5.3.	Each discharge from liability for payments for shares shall also be recorded in the register.

5.4.	The register shall be regularly updated. All entries in the register shall be signed by a managing director.

5.5.	The board of managing directors shall, upon request, provide a shareholder, a usufructuary or a pledgee at no costs with an excerpt from the register relating to his right to a share.

If the shares are encumbered with a right of usufruct or a right of pledge, the excerpt shall indicate in whom the rights referred to in article 11, and article 12 respectively are vested.

5.6.	The board of managing directors shall deposit the register at the offices of the Company for inspection by the shareholders, as well as the usufructuaries and pledgees in whom the rights are vested in accordance with article 11.5 and article 12.6 respectively. The information on partly-paid shares contained in the register shall be open for inspection by any person; copies of or excerpts from this information shall be supplied at no more than at cost.

CHAPTER IV

Issue of shares. Repurchase of shares. Capital reduction.

Article 6. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights.

6.1.	The Company can only issue shares pursuant to a resolution of the general meeting, with the understanding that such a resolution to issue shall always require the prior approval of the AB Meeting. The general meeting may delegate its authority to issue shares to another corporate body of the Company and can revoke this delegation, with the understanding that such resolutions must always have the prior approval of the AB Meeting.

6.2.	Paragraph 1 applies accordingly to the granting of rights to subscribe to shares, but does not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.

6.3.	The issue of a share shall require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands, and to which those involved are party.

6.4.	A resolution to issue shares shall determine the issue price of the shares and the other conditions of the issue.

6.5.	Each shareholder, regardless of the class of his shares, shall have a pre-emptive right with respect to any share issue in proportion to the aggregate amount of his shares. If pre-emptive rights can be exercised upon an issue of shares, the Company shall notify the shareholders in writing at the address stated by them. The notice shall include the period during which such right may be exercised, which period shall be at least four weeks after the day of sending the notice.

6.6.	Shareholders shall have a similar pre-emptive right with respect to the granting of rights to subscribe for shares.

6.7.	The pre-emptive right may, for every single issue, be limited or suspended by the corporate body authorized to issue shares, by virtue of a resolution passed in accordance with paragraph 1, provided however, that the pre-emptive right of the holders of B shares may only be limited or excluded with the prior approval of the B Meeting. Furthermore the following is applicable:

• in case shares are being issued under the Company’s stock option plan, whether directly to employees and officers of the Company or of group companies, or to an entity that shall hold the shares for such employees and officers, the (other) shareholders shall not have any pre-emptive rights;

• the employees and officers of the Company or of group companies if and to the extent they have acquired shares pursuant to the Company’s stock option plan, nor the entity that shall hold shares for such employees and officers shall have any pre-emptive rights upon the issue of shares.

Payment for shares. Payment in cash. Non-cash contribution.

Article 7.

7.1.	Upon the issue of a share, the nominal value must be fully paid up. It may be stipulated that a part, not exceeding three quarters of the nominal value needs only be paid after such part is called up by the Company.

7.2.	Payment for shares shall be made in cash provided that no alternative contribution has been agreed.

Payment in foreign currency may only be made with the Company’s approval. If payment is made in foreign currency, a banker’s statement as referred to in article 2:203a paragraph 2 of the Netherlands Civil Code shall be deposited at the Trade Register within two weeks afther the payment.

7.3.	A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:204b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than five months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The managing directors shall sign the description; if the signature of any of them is lacking, this fact shall be disclosed, stating the reasons.

7.4.	An auditor or, if article 2:204b paragraph 2 of the Netherlands Civil Code so permits, an accountant/administrative consultant, shall issue a statement on the description of the contribution to be made.

7.5.	The provisions set out in this article relating to the description and auditor’s report shall not apply to the cases referred to in article 2:204b paragraph 3 or paragraph 5 of the Netherlands Civil Code.

Repurchase of shares.

Article 8.

8.1.	The Company may not subscribe for its own shares upon the issue thereof.

8.2.	Any acquisition by the Company of shares which are not fully paid up in its capital, or depositary receipts, shall be null and void.

8.3.	The Company may only acquire its own fully-paid shares or depositary receipts without consideration, or if:

	a.	the equity decreased by the acquisition price is not less than the paid and called up part of the capital increased with the reserves which must be maintained by law;

	b.	the nominal amount of the shares or depositary receipts for shares in the Company’s capital to be acquired, and all such shares or depositary receipts in its capital already held by the Company and its subsidiaries collectively does not exceed half of the issued capital; and

	c.	authorization to the acquisition has been granted by the general meeting or by such other corporate body as appointed by the general meeting for that purpose.

8.4.	Decisive for the validity of the acquisition shall be the value of the Company’s equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the Company’s capital or depositary receipts, and any distributions to others out of profits or reserves which became payable by the Company and its subsidiaries after the date of the balance sheet.

If more than six months have lapsed since the expiration of a financial year without adoption of the annual accounts, an acquisition in accordance with the provisions in paragraph 3 shall not be permitted.

8.5.	The provisions of paragraphs 2 up to and including 4 do not apply to shares or depositary receipts acquired by the Company under universal succession of title (‘onder algemene titel’).

8.6.	Any acquisition of shares or depositary receipts in violation of paragraph 3 shall be null and void.

8.7.	The Company may not with a view to any other party subscribing to or acquiring the Company’s shares or depositary receipts, provide security or any price guarantee, act as surety in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to its subsidiaries.

8.8.	The Company may grant loans for the purpose of subscribing to or acquiring shares in its capital or depositary receipts up to an amount not exceeding the amount of its distributable reserves.

8.9.	The Company shall keep a non-distributable reserve in the amount of the loans referred to in the previous paragraph.

8.10.	Shares in the Company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts under special title (‘onder bijzondere titel’) and for their own account only insofar as the Company is permitted to acquire own shares or depositary receipts pursuant to paragraphs 2 up to and including 4.

8.11.	Disposal of any own shares or depositary receipts held by the Company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

At the resolution to dispose, the conditions of disposal shall be determined.

Disposal of own shares shall require due observance of the provisions of the transfer restrictions.

8.12.	The Company may not cast votes in respect of own shares held by the Company or shares on which the Company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of own shares held by the Company if the right has been created by the Company. No votes may be cast in respect of the shares whereof depositary receipts are held by the Company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any subsidiary or in respect of which any subsidiary holds a right of usufruct or right of pledge.

8.13.	When determining to what extent the Company’s capital is represented, or whether a majority represents a certain part of the capital, the capital shall be reduced by the amount of the shares for which no votes can be cast.

Capital reduction.

Article 9.

9.1.	The general meeting may resolve to reduce the issued capital of the Company by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.

9.2.	The provisions of article 2:208 and 2:209 of the Netherlands Civil Code shall apply to the above-mentioned resolution and the execution thereof.

9.3.	A resolution to cancel shares in the Company can only concern (i) shares held by the Company itself, or (ii) all issued shares of a class of which all shareholders agree thereto.

CHAPTER V

Transfer of shares. Usufruct. Pledge.

Article 10. Transfer of shares.

10.1.	The transfer of shares or any restricted rights thereon shall require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands, to which those involved are party.

10.2.	The transfer of shares or any restricted rights thereon as referred to in paragraph 1 - including the creation and relinquishment of restricted rights - shall, by operation of law, also be valid vis-à-vis the Company.

The rights attached to shares cannot be exercised until the Company either acknowledges the juristic act or is officially served with the notarial deed in accordance with the relevant statutory provisions, except in case the Company is party to the juristic act.

10.3.	The provisions of paragraphs 1 and 2 shall also apply to the allotment of shares or any restricted rights thereon in case of any division of any joint holding.

Right of usufruct.

Article 11.

11.1.	A shareholder may freely create a right of usufruct on one or more of his shares.

11.2.	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

11.3.	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct, provided that both this provision and - in case of a transfer of the right of usufruct the transfer of the voting rights have been approved by the general meeting.

11.4.	The approval referred to in paragraph 3 may only be granted by the general meeting with unanimous votes.

11.5.	The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon depositary receipt holders. The usufructuary without voting rights shall also have such rights in case this is explicitly provided upon the creation or transfer of the right of usufruct.

11.6.	Any rights arising from the share to acquire, other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.

Right of pledge.

Article 12.

12.1.	A shareholder may create a right of pledge on one or more of his shares, subject to the approval of the general meeting of shareholders.

12.2.	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

12.3.	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge and if the creation of the pledge has been approved by the general meeting.

12.4.	If the pledgee’s rights pass to any other person, the voting rights shall only pass to that person if the general meeting approves the transition of the voting rights.

12.5.	The approval referred to in paragraphs 1, 3 and 4 may only be granted by the general meeting with unanimous votes.

12.6.	The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon depositary receipt holders. Pledgees without voting rights shall also have such rights in case this is explicitly provided upon the creation or transfer of the right of pledge.

12.7.	The share transfer restrictions shall apply to the disposal and transfer of shares by the pledgee or the transmission of ownership of the shares to the pledgee, on the understanding that the pledgee exercises all rights vested in the shareholder in respect of the disposal and transfer and performs all of the shareholders’ obligations.

CHAPTER VI

Share transfer restrictions.

Article 13. Approval.

Part A. Approval to proposed transfer.

13.1.	In order to be valid, every transfer of shares shall require the prior approval of the AB Meeting, which approval shall be valid for three months only.

13.2.	The shareholder who wishes to transfer his shares - hereinafter to be referred to as the “requesting shareholder” - shall inform the board of managing directors by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares.

13.3.	The board of managing directors is obliged, after receiving the notification as meant in the previous paragraph, to convene an AB Meeting, which meeting must be held within six weeks after the receipt of the notification and in which the AB Meeting shall decide upon the request.

13.4.	If the AB Meeting grants the approval requested, the transfer must take place within the following three months.

13.5.	Approval shall be deemed given if:

	a.	within the period of time mentioned in paragraph 3 the AB Meeting has not been held;

	b.	the AB Meeting has failed to resolve upon the request for approval;

	c.	simultaneously with its refusal, the AB Meeting fails to notify the requesting shareholder of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

If the situation under paragraph a. above occurs, approval shall been deemed to have been given on the last date on which the AB Meeting should have been held.

13.6.	Unless the requesting shareholder and the interested party(ies) specified by the AB Meeting, and accepted by the requesting shareholder make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert to be appointed at the request of the party with the greatest interest by the Chairman of the Chamber of Commerce and Industry, which holds the Trade Register in which the Company is registered.

13.7.	The requesting shareholder shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares.

13.8.	The costs incurred in determining the purchase price shall be borne:

	a.	in equal parts by the requesting shareholder and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

	b.	by the requesting shareholder, in all cases not included under a.

13.9.	The Company itself may propose to buy the shares as contemplated in paragraph 5(b) only if the requesting shareholder so consents.

Part B. Obligation to offer.

13.10.	If one of the following circumstances may occur regarding a shareholder-natural person the following paragraph must be taken into consideration:

	a.	death;

	b.	suspension of payment, bankruptcy or guardianship order of the shareholder;

	c.	putting the possessions of one of the shareholders or his shares in the Company under administration by a judge.

13.11.	In case one of the events as mentioned in paragraph 10 occurs, the provisions of Part A will as much as possible apply mutatis mutandis, taking into account that (i) the person(s) entitled to dispose of the shares concerned (the shareholder himself, and/or his heirs, curator or administrator) shall notify the board of managing directors within one month after the occurrence of the event, (ii) the AB Meeting has to decide within six weeks whether the shares may be kept by the shareholder(s) concerned.

If:

	a.	the AB Meeting has failed to adopt a resolution within the aforementioned period of six weeks;

	b.	the AB Meeting has decided that the shareholders no longer may hold the shares, without simultaneously notifying the proposing transferor of the name(s) (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates, the AB Meeting is deemed to have decided that the shareholders concerned are allowed to keep the shares.

CHAPTER VII

Board of managing directors.

Article 14. Board of managing directors.

The board of managing directors shall be in charge of managing the Company, under the supervision of the board of supervisory directors, subject to the restrictions set forth in these articles of association.

Appointment.

Article 15.

15.1.	The board of managing directors shall consist of one or more managing directors. The general meeting shall determine the number of managing directors.

15.2.	The managing directors shall be appointed by the general meeting. The board of supervisory directors is entitled to submit a non-binding nomination.

Suspension and dismissal.

Article 16.

16.1.	The general meeting shall at all times have the power to suspend or dismiss each managing director upon the proposal of the board of supervisory directors. The general meeting shall also have the power to suspend or dismiss a director without such a proposal as long as the decision is taken with a majority of two-thirds of the votes cast, these votes representing more than half of the issued share capital.

16.2.	Each managing director may at all times be suspended by the board of supervisory directors.

The suspension may at all times be cancelled by the general meeting.

16.3.	Any such suspension may be extended several times but the total term of the suspension may not exceed six months. The suspension shall expire on lapse of this period if no resolution has been adopted either to lift the suspension or to dismiss the managing director.

Remuneration.

Article 17.

The board of supervisory directors shall determine the remuneration of each managing director, as well as his other terms and conditions of employment.

Decision-making. Division of duties.

Article 18.

18.1.	The board of managing directors shall meet as often as a managing director requests a meeting.

18.2.	In the meeting of the board of managing directors, each managing director has a right to cast one vote. All resolutions by the board of managing directors shall be adopted by an absolute majority of the votes cast. In the event the votes are equally divided, none of the managing directors has a decisive vote. In such case, each managing director shall be authorized to refer the matter for decision to the board of supervisory directors. The relevant proposal shall be deemed adopted in case the board of supervisory directors adopts a resolution to that effect.

18.3.	A managing director may grant another managing director a written proxy to represent him at the meeting.

18.4.	The board of managing directors may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all managing directors have expressed themselves in favour of the proposal.

18.5.	The board of managing directors may, with due observance of paragraph 2 of this article and the prior approval of the board of supervisory directors, adopt rules and regulations governing its decision-making process.

18.6.	The board of managing directors may make a division of duties, specifying the individual duties of every managing director. Such division of duties shall require the approval of the board of supervisory directors.

Representative authority.

Article 19.

19.1.	The board of managing directors shall represent the Company. The authority to represent the Company shall also be vested in two managing directors acting jointly.

19.2.	The board of managing directors may appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the Company within the bounds of his authorization. Their title shall be determined by the board of managing directors.

19.3.	In the event that the Company has a conflict of interest with a managing director, in the sense that the managing director in private enters into an agreement with, or is party in a legal proceeding between him and the Company, the Company shall be represented by one of the other managing directors. If there are no such other managing directors, the board of supervisory directors shall appoint a person to that effect. Such person may be the managing director in relation to whom the conflict of interest exists. In all other cases of a conflict of interest between the Company and a managing director, the Company can also be represented by that managing director. The general meeting shall at all times be authorized to appoint one or more other persons to that effect.

Approval of board resolutions.

Article 20.

20.1.	The general meeting may, with the prior approval of the AB Meeting, subject resolutions of the board of managing directors to the prior approval of the AB Meeting, the A Meeting, the B Meeting and/or the supervisory board.

These resolutions shall be clearly described and reported to the board of managing directors in writing.

20.2.	The board of managing directors shall comply with any instructions outlining the Company’s general policies as may be given by the board of supervisory directors.

20.3.	The absence of approval as meant in this article does not affect the representative authority of the board of managing directors or the managing directors.

Absence or inability to act.

Article 21.

If a managing director is absent or unable to act, the remaining managing director(s) shall be temporarily charged with the management of the Company. If the sole managing director is or all managing directors are absent or unable to act, a person appointed by the board of supervisory directors shall be temporarily charged with the management of the Company.

CHAPTER VIII

Board of supervisory directors.

Article 22. Number of members.

The Company shall have a board of supervisory directors consisting of up to eight natural persons.

Appointment.

Article 23.

23.1.	The supervisory directors shall be appointed by the general meeting, in compliance with the following:

• one supervisory director will be appointed upon the binding nomination by Life Sciences Partners;

• one supervisory director will be appointed upon the binding nomination by ABV IV Holdings N.V.;

• one supervisory director will be appointed upon the binding nomination by Idinvest Partners;

• one supervisory director will be appointed upon the binding nomination by GIMV NV;

• one supervisory director will be appointed upon the binding nomination by New Enterprise Associates 13, L.P.;

• finally, up to three persons with a relevant industrial background, shall be appointed upon the binding nomination of the supervisory board.

With respect to Life Sciences Partners, ABV IV Holdings N.V., Idinvest Partners, GIMV NV and/or New Enterprise Associates 13, L.P. the right to make a binding nomination will cease to exist when such shareholder (i) no longer holds shares in the share capital of the Company or (ii) no longer holds shares in the share capital of the Company other than Common shares, in which case the relevant member of the supervisory board shall be appointed upon the binding nomination of the supervisory board.

23.2.	The general meeting is allowed to appoint a supervisory director if the for that purpose authorized authority has not made a nomination within three months after the vacancy has arisen.

23.3.	A nomination shall be binding if it is made within three months after the vacancy has arisen and consists of at least the number of people required by law for each vacancy. The nomination can be deprived of its binding nature, however, by the general meeting by means of a resolution passed with a two-thirds (2/3) majority of the votes cast at that meeting, these votes representing more than half of the issued share capital.

Suspension and dismissal.

Article 24.

24.1.	A supervisory director may at any time be suspended and dismissed by the general meeting upon proposal of the authority upon whose nomination he was appointed, provided that if a supervisory director was appointed at the binding nomination of Life Sciences Partners, ABV IV Holdings N.V., Idinvest Partners, GIMV NV and/or New Enterprise Associates 13, L.P. and if such shareholder (i) no longer holds shares in the share capital of the Company or (ii) no longer holds shares in the share capital of the Company other than Common shares, the general meeting may at any time suspend or dismiss such supervisory director at the proposal of the supervisory board.

24.2.	The general meeting can also suspend or dismiss a supervisory director notwithstanding the proposal as mentioned here above, the general meeting, by means of a resolution passed with a two-thirds (2/3) majority of the votes cast at that meeting, these votes representing more than half of the issued share capital.

Remuneration.

Article 25.

The general meeting may grant a remuneration to the supervisory directors.

Duties and powers.

Article 26.

26.1.	The duty of the board of supervisory directors shall be to supervise the policies of the board of managing directors and the general course of affairs of the Company and its affiliated business.

It shall give advice to the board of managing directors. When performing their duties, the supervisory directors shall be guided by the interests of the Company and its affiliated business.

26.2.	The board of supervisory directors may make a division of duties, specifying the individual duties of every supervisory director.

26.3.	The board of managing directors shall timely provide each supervisory director with any such information as may be necessary for the hoard of supervisory directors to perform its duties. At least once a year the board of managing directors shall inform the board of supervisory directors in writing of the main lines of the Company’s strategic policy, the general and financial risks and the management and control system.

26.4.	Each supervisory director shall have access to the buildings and grounds of the Company and be authorized to inspect the books, records and other carriers of data of the Company. The board of supervisory directors may appoint one or more persons from their midst or any expert to exercise such powers. The board of supervisory directors may also seek assistance of experts in other cases.

Decision-making.

Article 27.

27.1.	One of the supervisory directors appointed upon the binding nomination of the board of supervisory directors shall act as chairman. The board of supervisory directors may from its midst appoint a secretary and make provisions for a substitute secretary.

27.2.	If the chairman is not present during a meeting, a chairman shall be appointed from amongst those present.

27.3.	The board of supervisory directors shall meet as often as a supervisory director or the board of managing directors may deem necessary.

27.4.	The secretary shall draw up the minutes of the meeting of board of supervisory directors.

The minutes shall be confirmed during or at the next meeting and shall be signed by the chairman and the secretary.

27.5.	In the meeting of the board of supervisory directors each supervisory director has a right to cast one vote. Unless stated otherwise in these articles, all resolutions by the board of supervisory directors shall be adopted by an absolute majority of the votes cast, in the event the votes are equally divided, none of the supervisory directors has a decisive vote. In such case, each supervisory director shall be authorized to refer the matter for decision to the general meeting. The relevant proposal shall be deemed adopted in case the general meeting adopts a resolution to that effect.

27.6.	A supervisory director may grant another supervisory director a written proxy to represent him at the meeting. A supervisory director cannot represent more than one supervisory director.

27.7.	The board of supervisory directors may pass resolutions outside a meeting, provided that the resolution is adopted in writing and all supervisory directors have expressed themselves in favour of the proposal. The secretary shall make a report of the adopted resolution with the responses of the supervisory directors with regard to the resolution passed attached theretho. The report shall be signed by the chairman and the secretary.

27.8.	The board of supervisory directors may adopt rules and regulations governing its decision-making process.

27.9.	The board of supervisory directors shall have a meeting with the board of managing directors as often as a supervisory director or the board of managing directors deems necessary.

27.10.	In the event that one or more supervisory directors is prevented from acting, or in the case of a vacancy or vacancies for one or more supervisory directors, the remaining supervisory directors or the only remaining supervisory director shall temporarily be in charge of the supervision, without prejudice to the right of the general meeting to appoint a temporary supervisory director to replace the supervisory director concerned.

In the case of a vacancy or vacancies for one or more supervisory directors, the remaining supervisory directors shall as soon as possible take the necessary measures to make a definitive arrangement. In the event that all supervisory directors are or the only supervisory director is prevented from acting or there are vacancies for all supervisory directors or there is a vacancy for the only supervisory director, the board of managing directors shall as soon as possible take the necessary measures to make an arrangement.

The term vacancy is taken to mean:

(i) suspension;

(ii) illness;

(iii) inaccessibility,

in the events referred to under sub (ii) and (iii) without the possibility of contact for a period of five (5) days between the supervisory director concerned and the Company, unless the general meeting, where applicable, sets a different term.

CHAPTER IX

Annual accounts. Profits.

Article 28. Financial year. Drawing up the annual accounts.

28.1.	The Company’s financial year shall correspond with the calendar year.

28.2.	Within five months of the end of the Company’s financial year, the board of managing directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

28.3.	The annual accounts shall be signed by all the managing directors and supervisory directors;

if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

28.4.	The board of supervisory directors may submit to the general meeting a preliminary advice on the annual accounts.

Auditor.

Article 29.

29.1.	The Company shall commission an auditor to examine the annual accounts.

29.2.	The general meeting shall be authorized to grant such commission. If the general meeting fails to do so, the board of supervisory directors is authorized, or if the board of supervisory directors fails to do so, the board of managing directors. The commission may at any time be withdrawn by the general meeting and the one who granted the commission; the commission granted by the board of managing directors may also be withdrawn by the board of supervisory directors.

29.3.	The auditor shall report his findings to the board of supervisory directors and the board of managing directors.

29.4.	The auditor shall record his findings in a report commenting on the true and fair nature of the annual accounts.

29.5.	The previous provisions of this article and the provisions set out in article 30.3, second sentence, shall not apply if the Company has obtained an exemption under article 2:396 paragraph 6 of the Netherlands Civil Code on the grounds of the size of its business, or under article 2:403 of the Netherlands Civil Code on the basis that the Company is a member of a group.

Presentation to the shareholders and depositary receipt holders. Availability. Adoption.

Article 30.

30.1.	The annual accounts shall be deposited at the Company’s office for inspection by the shareholders and depositary receipt holders within the period of time specified in article 28.2. The board of managing directors shall also submit the annual report within the same term.

30.2.	The Company shall ensure that the annual accounts, the annual report, the preliminary advice of the board of supervisory directors, if any, and the additional data to be added pursuant to article 2:392 paragraph 1 of the Netherlands Civil Code shall he available at its office from the day notice is sent out for the general meeting at which these documents will be handled. Shareholders and depositary receipt holder’s may inspect these documents at the Company’s office and may obtain a complimentary copy thereof.

30.3.	The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the general meeting has not been able to examine the auditor’s report referred to in article 29.4, unless under the additional data as mentioned in paragraph 2, a lawful ground has been stated for the absence of the auditor’s report.

30.4.	The provisions set out in these articles of association regarding the annual report and the additional data to be added under article 2:392 paragraph 1 of the Netherlands Civil Code shall not apply if the Company is a member of a group and article 2:396 paragraph 6, first sentence, or article 2:403 of the Netherlands Civil Code applies to the Company.

Publication.

Article 31.

31.1.	The Company shall be required to publish its annual accounts within eight days of their adoption. Publication shall take place by depositing the Dutch text of the accounts, or if no Dutch text has been drawn up, a French, German or an English version, at the Trade Register . The date of adoption must be indicated on the accounts so deposited.

31.2.	If the annual accounts are not adopted within two months after the end of the requisite term in conformity with the statutory requirements, the board of managing directors shall immediately publish the annual accounts in the manner prescribed in paragraph 1; the annual accounts must state that they have not yet been adopted.

31.3.	A copy of the annual report and the additional data required to be added under article 2:392 of the Netherlands Civil Code shall also be published, along with and in the same manner and language as the annual accounts. This shall, except for the information referred to in article 2:392 paragraph 1 under a, c, f and g of the Netherlands Civil Code, not apply if the documents are deposited at the Company’s registered office for public inspection and full or partial copies shall be supplied upon request at cost; the Company shall file this fact with the Trade Register.

31.4.	If, on the basis of the size of the Company’s business, the exemption under article 2:396 paragraph 3 up to and including 8 or article 2:397 paragraph 3 up to and including 6 of the Netherlands Civil Code applies to the Company, publication shall take place with due observance of the exemptions applicable. The previous provisions of this article shall not apply if the Company is a member of a group and the exemption under article 2:403 of the Netherlands Civil Code applies to the Company.

Profits.

Article 32.

32.1.	The Company shall maintain a general profit reserve for the benefit of all shareholders, and also a profit reserve for the benefit of the holders of the Class B1 shares (profit reserve B1), for the benefit of the holders of the Class B2 shares (profit reserve B2), for the benefit of the holders of the Class B3 shares (profit reserve B3), a profit reserve for the benefit of the A shareholders (profit reserve A) and a profit reserve for the benefit of the O shareholders (profit reserve O).

32.2.	Of the profits generated during the past financial year, first, if possible, a sum equal to eight per cent (8%) of the sum paid up on the B shares (nominal share capital and share premium) will be allocated to the relevant profit reserve B with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up- to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to the relevant profit reserve B.

Subsequently, after the application of the above, out of the remaining profit, if possible: a sum equal to eight per cent (8%) of the sum paid up on the A shares (nominal share capital and share premium) will be allocated to the profit reserve A with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up-to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to profit reserve A.

Subsequently, after the application of the above, out of the remaining profit, if possible, a sum equal to six per cent (6%) of the sum paid up on the O shares (nominal share capital and share premium) will be allocated to the profit reserve O with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up-to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to profit reserve O.

The profits remaining after the application of the above procedure will be allocated to the general profit reserve.

32.3.	The Company can only make distributions to the extent its equity exceeds the paid and called-up part of the capital increased with the reserves, which must be maintained pursuant to the law.

32.4.	With due observance of the provisions of paragraph 3, the general meeting may resolve to make distributions out of the profit reserves, only with the prior approval of the AB Meeting, provided, however, that profits may only be distributed to the holders of Common shares if the entire profit reserve O has been distributed to the holders of class O shares, that profits may only be distributed to the holders of class O shares if the entire profit reserve A has been distributed to the holders of class A shares, and that profits may only be distributed to the holders of class A shares if each profit reserve B has been distributed to the holders of class B shares in full.

32.5.	Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

32.6.	The general meeting may, with due observance of the provisions of paragraphs 3 and 4, resolve to pay, wholly or partly, dividends other than in cash, with the understanding that such a resolution requires at all times the prior approval of the AB Meeting.

32.7.	For the calculation of the amount to be distributed on the shares, the shares held by the Company in its own capital shall not be taken into account.

CHAPTER X

General meetings. Meetings of holders of shares of the same class.

Article 33. Annual general meeting.

33.1.	Within six months of the end of the Company’s financial year the annual general meeting shall be held.

33.2.	The agenda of that meeting shall, among other matters, contain the following items:

	a.	the annual report;

	b.	adoption of the annual accounts;

	c.	discharge of the managing directors for their management during the past financial year;

	d.	discharge of the supervisory directors for their supervision during the past financial year over the management of the board of managing directors;

	e.	adoption of the profit appropriation;

	f.	filling of any vacancies;

	g.	any such other proposals as the board of supervisory directors, the board of managing directors, or the shareholders or any other persons having voting rights together representing not less than one/tenth (1/10) of the issued share capital, may file and notify with due observance of the provisions of article 35.

Extraordinary general meetings.

Article 34.

Without prejudice of the provisions of article 33.1, general meetings shall be held as often as a managing director, the board of managing directors and/or the board of supervisory directors deem necessary, or shareholders and depositary receipt holders together representing at least one/tenth (1/10) of the issued share capital (the “requesting shareholders”).

Convocation. Agenda.

Article 35.

35.1.	General meetings shall be called by a managing director, the board of managing directors, the board of supervisory directors, or by the requesting shareholders.

The requesting shareholders are only authorized to call the general meeting themselves if it is evidenced that the requesting shareholders have requested the board of managing directors to call a general meeting in writing, exactly stating the matters to be discussed, and the board of managing directors, or a managing director have not taken the necessary steps so that the general meeting could be held within six weeks after the request. If the requesting shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the board of managing directors to call the general meeting. The requirement of a written request is also met if the request is recorded electronically.

35.2.	Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

35.3.	The convening notice shall specify the items to be discussed, items which have not been specified in the convening notice may be announced with due observance of the requirements of this article.

An item of which the discussion has been requested in writing by one or more holders of shares who individually or together represent at least one/hundredth (1/100) part of the issued capital shall be included in the convocation or shall be announced in the same manner provided that the Company receives the request no later than on the thirtieth day before the meeting and provided that such a request does not conflict with a substantial interest of the Company.

35.4.	All convocations for general meetings and all notifications to shareholders and depositary receipt holders shall be given by letters to the addresses according to the register of shareholders and the register of depository receipt holders. In case the shareholder, or the holder of a depositary receipt issued with the Company’s cooperation; consents herewith, the convocation may also occur through an electronically transmitted readable and reproducible message at the address that has been provided by him to the Company for this purpose.

Place of the meetings.

Article 36.

General meetings shall be held in the municipality in the Netherlands in which the Company has its corporate seat, in Amsterdam or in the municipality of Haarlemmermeer (Schiphol Airport). In a meeting held elsewhere, valid resolutions can only be adopted if the entire issued capital is represented.

Imperfect convocation general meeting.

Article 37.

37.1.	Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

37.2.	If the period for convocation mentioned in article 35.2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

Chairman.

Article 38.

38.1.	The general meetings shall be chaired by a chairman to be appointed by the supervisory directors present at the meeting.

38.2.	If no chairman for a meeting has been appointed in accordance with paragraph 1, the meeting shall appoint its chairman itself.

Minutes.

Article 39.

39.1.	Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.

39.2.	The chairman, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the meeting. This report must be co-signed by the chairman.

Rights exercisable during a meeting. Admission.

Article 40.

40.1.	Every person entitled to vote and every usufructuary and pledgee having voting rights shall be authorized to attend the general meeting, address the meeting and exercise their voting rights.

40.2.	If the voting right attached to a share is vested in the usufructuary or pledgee instead of the shareholder, also the shareholder shall be authorized to attend the general meeting and to address the meeting.

40.3.	Furthermore, depositary receipt holders shall be authorized to attend and address the general meeting.

40.4.	Every share shall give the right to cast one vote.

40.5.	Every person entitled to vote or his representative must sign the attendance list.

40.6.	The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met in case the power of attorney has been recorded electronically.

40.7.	The supervisory directors and the managing directors shall have an advisory vote at the general meeting.

40.8.	Admission to the general meeting of persons other than those referred to in this article shall require a resolution by the general meeting.

40.9.	The board of managing directors is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, directly take note of the discussions at the meeting and to exercise the voting rights.

Decision making. General meeting.

Article 41.

41.1.	Resolutions shall be passed by an absolute majority of the votes cast, unless the law, the articles of association, or the shareholders agreement prescribe a larger majority, of the votes cast, in a meeting where at least fifty per cent (50%) of the total issued capital is represented.

If the aforementioned capital was not represented, a new meeting can be convened in wich the resolution can be passed irrespective of the represented part of the capital in that meeting.

41.2.	If no absolute majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

If, again, no one has gained an absolute majority of the votes, new votes shall be held until either one person has gained an absolute majority or, if the vote was between two persons, the votes are equally divided.

Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes in the previous vote.

If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote.

If, in the event of an election between two candidates, the votes arc equally divided, it shall be decided by lot who has been elected.

41.3.	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

41.4.	All votings shall take place orally unless the chairman decides or any person entitled to vote requests a voting in writing. A voting in writing shall take place by means of unsigned ballot papers.

41.5.	Abstentions and invalid votes shall be deemed not to have been cast.

41.6.	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

41.7.	The chairman’s view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman’s view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

Resolutions passed outside a meeting.

Article 42.

42.1.	Subject to the provision set out in the following paragraph, rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that such resolutions are adopted by a unanimous vote of all shareholders entitled to vote. The votes may also be cast electronically.

The managing and supervisory directors of the Company will be informed of the intended resolutions and will be given the opportunity to render advice thereon.

42.2.		This manner of decision-making shall not be possible if there are depositary receipt holders.

Meetings of holders of shares of the same class or a number of classes.

Article 43.

43.1.		Meetings of holders of shares of the same class or a combined meeting of holders of a number of (but not all) classes of shares are convened by the board of managing directors or by a holder of one or more shares of the class or one of the classes concerned.

43.2.		Article 35, paragraphs 2 up to and including 4, and articles 36 up to and including 42. shall apply accordingly, on the understanding that resolutions of the holders of one or more particular classes of shares, unless otherwise provisioned, shall he adopted by a majority of at least sixty per cent (60%) of the total votes cast.

CHAPTER XI

Amendment to the articles of association, merger, demerger and dissolution, Liquidation. Article 44. Amendment to the articles of association merger, demerger and dissolution.

The general meeting may resolve to amend the articles of association, to merge, to demerge, or to dissolve the Company, with the understanding that such a resolution requires the prior approval of the AB Meeting. A resolution to amend the articles shall require a simple majority of the votes cast, with that understanding that, however, a resolution must be passed in compliance to the same requirements as included in the condition which is to be modified.

If a proposal to amend the articles of association or to dissolve the Company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the proposal is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the Company’s office for inspection by the shareholders and depositary receipt holders until the meeting has been held.

Liquidation.

Article 45.

45.1.		If the Company is dissolved pursuant to a resolution by the general meeting, the managing directors shall be the liquidators of the dissolved Company, unless the general meeting appoints other persons to that effect. The board of supervisory directors shall supervise the liquidation.

45.2.		The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.

45.3.	a.	From the proceeds remaining after the payment of all debts (the surplus), an amount will be distributed to the holders of B shares equal to the total amount that has been paid up at the issue of the B shares concerned, being the nominal paid-up amount of those shares and the share premium paid on those shares, increased by the amount of the relevant profit reserve B.

If no sufficient proceeds are available to fully pay the holders of B shares, any amounts available for the holders of B shares shall be paid to each of them based upon the relative amount actually invested in such class, as the case may be.

	b.	Subsequently, if possible, an amount will be distributed to the holders or A shares equal to the total amount that has been paid up at the issue of the A shares concerned, being the nominal paid-up amount of those shares and the share premium paid on those shares, increased by the amount of the profit reserve A.

	c.	From the proceeds remaining after the above, an amount will be distributed to the holders of the O shares equal to the total amount that has been paid up at the issue of the O shares concerned, being the nominal paid-up amount of those shares and the share premium paid on those shares, increased by the amount of the profit reserve O.

	d.	Finally, the remainder will be distributed to all shareholders in proportion to the total number of shares they hold, whereby the number of A shares, B shares and O shares will be regarded as though they were converted into Common shares.

45.4.	After the Company has ceased to exist the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.

Indemnity.

Article 46.

By agreement between the Company and the relevant supervisory director of the Company (“Indemnified Officer”), the Company may to the fullest extent permitted by law indemnify an indemnified Officer in connection with any proceeding and claims in which the Indemnified Officer was, is, will be or is threatened to be involved by reason of the fact that the Indemnified Officer is or was a supervisory director of the Company.

The indemnification agreement as meant above, may include, without limitation, provisions with regard to an indemnification against expenses (including legal fees), judgments, fines, amounts paid in settlements, the making of advances of expenses.